Exhibit 10.13

AMENDED AND RESTATED

TERMS OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT

This AMENDED AND RESTATED TERMS OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT (“Agreement”) by and among COWLITZ BANCORPORATION, a Washington corporation and COWLITZ BANK (together, the “Employer”), and LYNDA LARRABEE (“Executive”), is dated as of December 1, 2008 and amends, restates and replaces that certain TERMS OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT dated as of June 21, 2006 by and between Cowlitz Bancorporation and Executive.

1. Terms of Employment. Employer, either directly or through one of its wholly owned subsidiaries, employs Executive and Executive accepts that employment on the terms and conditions contained in this Agreement. The employment of Executive by Employer is “at will” and Executive’s employment may be terminated at any time for any lawful reason or for no reason at all.

2. Termination Related to Change in Control.

2.1 A “Change in Control” shall be deemed to have occurred on the date that a “change in the ownership,” “a change in the effective control,” or “a change in the ownership of a substantial portion of the assets” (as those terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended) of the Employer occurs and includes:

(i)	the date on which any one person, or more than one person acting as a group (as set forth in Section 1.409A-3(i)(5) of the Treasury Regulations), acquires ownership of stock of Employer that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Employer;

(ii)	the date on which the Employer merges or consolidates with another entity and as a result less than 50% of the total fair market value or total voting power of the stock of the resulting entity immediately after the merger or consolidation is held by any one person, or more than one person acting as a group, who were the holders of the Employer’s voting securities immediately before the merger or consolidation;

(iii)	the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Employer possessing 30% or more of the total voting power of the stock of Employer;

(iv)	the date on which a majority of members of the Employer’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Employer’s board of directors before the date of the appointment or election; or

(v)	the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value (the value of the assets of the Employer, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Employer immediately before such acquisition or acquisitions.

2.2 After announcement of a proposed Change in Control and for a period continuing for one year following a Change in Control, instead of receiving the Severance Benefit set forth in Section 3 below, in the event Employer terminates Executive’s employment without Cause or Executive terminates his or her employment for Good Reason, Executive shall receive:

(i)	12 months of base salary, based on Executive’s highest base salary in the two years preceding termination,

(ii)	an amount equal to Executive’s highest annual bonus paid in the two years preceding termination, and

(iii)	continuing insurance benefits for the shorter of 12 months or the full COBRA period, (items 2.2(i) through (iii), collectively referred to herein as the “Change in Control Benefit”).

If the Employer benefit plans do not permit continued participation by the Executive following termination of employment, Employer shall include in the lump sum cash payment of the Change in Control Benefit an amount equal to the premiums (estimated in good faith by Employer) that Employer would have paid under such benefit plans for Executive’s continued participation for a 12-month period. Subject to Section 5 (if applicable), the cash portion of the Change in Control Benefit shall be paid in a lump sum upon Employer’s receipt of the Executive’s Separation Agreement and the revocation period having expired without Executive having revoked the Separation Agreement. Receipt of the Change in Control Benefit is further conditioned on Executive not being in violation of any material term of this Agreement or in violation of any material term of the Separation Agreement. An example of the calculation of the cash Change in Control Benefit is attached hereto as Addendum A, which is part of this Agreement.

2.3 “Cause” for termination of employment means any one or more of the following:

(i)	willful misfeasance, gross negligence, or conduct involving dishonesty in the performance of Executive’s duties, as determined by either of the board of directors of Employer or any subsidiary of Employer or by the Executive’s supervisor;

(ii)	conviction of any felony or of a crime in connection with Executive’s duties;

(iii)	conduct significantly harmful to Employer or the Bank, as reasonably determined by either of the Boards of Directors or by the Supervisor, including but not limited to intentional violation of law or of any significant policy or procedure of the Employer or the Bank;

(iv)	refusal or failure to act in accordance with a stipulation, requirement, or directive of either of the Boards of Directors or the Supervisor (provided such directive is lawful);

(v)	failure to faithfully or diligently perform any of the duties of Executive’s employment which are specified in this Agreement, articulated by either of the Boards of Directors or the Supervisor, or are usual and customary duties of Executive’s employment, if Executive has not corrected the problem or formulated a plan for its correction with the Supervisor (if such failure is not susceptible to immediate correction) within thirty (30) days after notice to Executive; or

(vi)	removal of Executive from office or permanent prohibition of Executive from participating in the conduct of Employer’s affairs by an order issued by a bank regulatory authority.

2.4 For the purposes of this Agreement, “Good Reason” for Executive’s resignation will exist if

(i)	Without the written consent of Executive, any one or more of the following occurs: (A) a material diminution of Executive’s base compensation; (B) a change of 20 or more miles in, or a change to a location in the State of Oregon (if Executive’s principal geographic location is in Washington) as, the principal geographic location at which Executive must perform services for Cowlitz, which Executive and Cowlitz agree is a material breach of this Agreement; (C) a material diminution in the Executive’s authority, duties or responsibilities; (D) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors; or (E) any other action or inaction by Cowlitz that constitutes a material breach of this Agreement;

(ii)	Executive provides notice to Cowlitz of the existence of the condition within 90 days of the initial existence of the condition;

(iii)	Cowlitz has 30 days following receipt of such notice to remedy the condition and fails to do so; and

(iv)	Executive resigns within twelve months of such event occurring.”

3. Termination Without Cause or For Good Reason Unrelated to Change in Control. Executive’s employment may be terminated as described in this Section, in which event Executive will receive payments for all Base Salary and benefits earned as of the date of Executive’s termination, which shall be paid in accordance with applicable law. All compensation and benefits shall terminate as of the date of termination, except as otherwise provided in this Agreement.

3.1 For Cause or Without Good Reason. If Executive’s employment is terminated by Employer for Cause or by Executive without Good Reason, Executive will have no right to receive compensation or other benefits after termination under this Section.

3.2 Without Cause or Good Reason. If Executive’s employment is terminated by Employer without Cause, or by Executive for Good Reason, the Bank will pay Executive a severance benefit equal to 12 months of Base Salary, based on the highest Base Salary paid to Executive in the preceding twelve months (the “Severance Benefit”), subject to statutory payroll deductions. The Severance Benefit will be paid in installments over 12 months, starting the month following termination, in accordance with Employer’s standard payroll procedures. Receipt of the Severance Benefit is conditioned on Executive having executed the Separation Agreement in substantially the form attached hereto as Exhibit A and the revocation period having expired without Executive having revoked the Separation Agreement. Receipt and continued receipt of the Severance Benefit is further conditioned on Executive not being in violation of any material term of this Agreement or in violation of any material term of the Separation Agreement.

4. “Excess Parachute Payment” Restrictions; Limitation on Change in Control Benefit and Severance Benefit.

4.1 If the benefits under Section 2 or Section 3, either alone or together with other payments to which Executive is entitled to receive from Employer, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), these benefits shall be reduced to the largest amount that will result in no portion of the benefits being subject to the excise tax imposed by Section 4999 of the Code. The determination of any reduction in the benefits pursuant to the foregoing provisions, shall be made by mutual agreement of Employer and Executive or if no agreement is possible, by Employer’s accountants.

4.2 Notwithstanding any other provision in this Agreement, Executive shall not be entitled to any benefit provided for herein to the extent that the payment of such benefit would be prohibited or restricted by (i) the applicable provisions of the Emergency Economic Stabilization Act of 2008, if any, and its implementing regulations and guidelines, (ii) the provisions of Part 359 of the regulations of the Federal Deposit Insurance Corporation, as they may be amended from time to time, or (iii) any other applicable statute or regulation. If any such payment is so prohibited or restricted, Cowlitz and its successors and assigns shall use its best efforts to secure the consent of the appropriate regulatory agencies to make such payment in the highest amount permissible, up to the amount provided for in this Agreement. Upon removal of any prohibition or restriction on payment of benefits, Cowlitz or its successor or assign shall immediately pay all amounts due to Executive pursuant to this Agreement together with interest on the amounts owed accrued at the rate of Prime plus 2% per annum.

5. 409A.

5.1 For purposes of this Agreement, the term “termination” or “resignation” means a termination of employment that meets the definition of “separation of service” as defined in Section 409A of the Internal Revenue Code and regulations promulgated thereunder.

5.2 Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s “separation of service” with Cowlitz, he or she is a “specified employee” and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute an item of “deferred compensation” subject to Section 409A of the Internal Revenue Code and regulations promulgated thereunder, no such payment or benefit will be provided under this Agreement until the earlier of: (a) the date that is six (6) months following Executive’s termination of employment with Cowlitz or (b) the Executive’s death, unless the payment or distribution is exempt from the application of Section 409A. The terms “separation of service,” “specified employee,” and “deferred compensation” have the meanings set forth in Section 409A of the Internal Revenue Code and regulations promulgated thereunder. In the event any of Executive’s benefits that are paid in installments under this Agreement are subject to the six-month delay set forth in this Section 5, the first installment payment shall be made on the first business day of the seventh month following termination of employment and shall equal the aggregate installment payments Executive would have received during the first six months plus the payment Executive is otherwise entitled to receive for the seventh month plus interest for the period of any such delay calculated using the six month Treasury bill rate in effect on the date on which the payment is delayed pursuant to this Section and compounded daily. If the conditions of the severance exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) (or any successor Regulation thereto) are satisfied, payment of benefits shall not be delayed for six (6) months following termination of employment to the extent permitted under the severance exception.”

6. Restrictive Covenants.

(a) Confidential Information. Executive acknowledges that in the course of Executive’s employment, Executive will have or obtain knowledge of confidential information and secrets concerning Employer and its business, plans and strategies, its actual and prospective customers, and other matters which are valuable to Employer and which Employer does not want disclosed. Executive will not during and after the Term, disclose to any other person or entity any confidential information concerning Employer, its business operations or customers, or use for his own purposes or permit or assist others in the use of such confidential information, unless (i) either of the Boards of Directors consents to the use or disclosure of the information, (ii) the use or disclosure is consistent with Executive’s duties under this Agreement, or (iii) disclosure is required by law or court order.

(b) Nonsolicitation. During employment and for a period of 12 months following termination (whether voluntary or not), Executive will not solicit any customer of Employer or of any of Employer’s subsidiaries for services or products then provided by Employer or any of its subsidiaries. For purpose of this Section, “customers” are defined as (i) all customers serviced by Employer or any of Employer’s subsidiaries at any time within 12 months before termination of Executive’s employment, (ii) all customers and potential customers whom Employer or Employer’s subsidiaries, with the knowledge or participation of Executive, actively solicited at any time 12 months before termination of Executive’s employment, and (iii) all successors, owners, directors, partners and management personnel of the customers described in (i) or (ii).

(c) Nonraiding of Employees. Executive recognizes that the Employer’s workforce is a vital part of its business; therefore, Executive agrees that for 12 months following termination, Executive will not directly or indirectly solicit any employee to leave his or her employment with Employer or any of Employer’s subsidiaries. This includes that Executive will not (i) disclose to any third party the names, backgrounds, or qualifications of any of the employees or otherwise identify them as potential candidates for employment, or (ii) personally or through any other person approach, recruit, interview or otherwise solicit employees to work for any other employer. For purposes of this Section, employees include all employees working for Employer or any of Employer’s subsidiaries at the time of termination of Executive’s employment.

(d) Injunctive Relief. Executive acknowledges that it is impossible to measure in money the damages that will accrue to Employer if Executive fails to observe the covenants in this Section 6 (the “Restrictive Covenants”); therefore, the Restrictive Covenants may be enforced by an action at law for damages and by an injunction to prohibit the restricted activity. Executive hereby waives the claim or defense that an adequate remedy at law is available to Employer. Nothing set forth herein shall prohibit Employer from pursuing all remedies available to it.

(e) Reasonableness. The parties agree that this Agreement in its entirety, and in particular the Restrictive Covenants, are reasonable both as to time and as to area. The parties additionally agree (i) that the Restrictive Covenants are necessary for the protection of Employer’s business and goodwill; (ii) that the Restrictive Covenants are not any greater than are reasonably necessary to secure Employer’s business and goodwill; and (iii) that the degree of injury to the public due to the loss of the service and skill of Executive or the restrictions placed upon Executive’s opportunity to make a living with Executive’s skills upon enforcement of said restraints, does not and will not warrant non-enforcement of said restraints. The parties agree that if any portion of the Restrictive Covenants set is adjudged unreasonably broad, then the parties authorize said court or arbitrator to narrow same so as to make it reasonable, given all relevant circumstances, and to enforce the same.

(f) Survival. This Section 6 shall survive the termination of this Agreement.

(g) Return of Property. If and when Executive ceases for any reason to be employed by Employer, Executive must return to Employer all keys, pass cards, identification cards and any other property of Employer. At the same time, Executive also must return to Employer all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of Employer. The obligations in this paragraph include the return of documents and other materials that may be in Executive’s desk at work, Executive’s car or place of residence, or in any other location under Executive’s control.

(h) Creative Work. Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by Executive during employment with Employer, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by

Employer. Executive hereby assigns to the Employer and the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6. Arbitration. Any dispute arising under this agreement shall be settled by final, binding, private arbitration in Cowlitz County, Washington, unless the arbitrator is unwilling to travel to Cowlitz County, in which case the arbitration will be held in Seattle, Washington or Portland, Oregon, at the discretion of the Employer. This includes disputes about the meaning of the agreement and performance under the agreement. The arbitration will be conducted by Judicial Dispute Resolution LLC with the arbitrator appointed and the arbitration conducted in accordance with Judicial Dispute Resolution rules and procedures. The arbitrator will have full authority to determine all issues, including arbitrability. The arbitrator’s award may be reduced to final judgment in Cowlitz County Superior Court. Each party shall bear its own costs in connection with the arbitration and shall share equally the fees and expenses of the arbitrator, except that the arbitrator may award the prevailing party fees and costs. Notwithstanding the foregoing, an aggrieved party may seek a temporary restraining order or preliminary injunction in Cowlitz County Superior Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

7. Expenses/Attorneys’ Fees. Cowlitz shall indemnify, hold harmless and defend Executive against (i) any tax penalties or increased tax liability of Executive due to Cowlitz’s failure to comply with the terms of this Agreement or breach of this Agreement, and (ii) costs, including legal fees and expenses, incurred by Executive in connection with or arising out of any action, suit or proceeding (including any tax controversy) in which Executive may be involved, as a result of Executive’s efforts, in good faith, to defend or enforce the terms of this Agreement. For purposes of this Agreement, any settlement agreement that provides for payment of any amounts in settlement of Cowlitz’s obligations hereunder shall be conclusive evidence of Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise. Cowlitz’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Cowlitz may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. Unless it is determined that Executive has acted in bad faith, Cowlitz shall pay as incurred, to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of or in connection with his consultation with legal counsel or arising out of any action, suit, proceeding, tax controversy or contest (regardless of the outcome thereof) by Cowlitz, Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment (except a six-month delay required under Section 5 of this Agreement, which shall bear interest as set forth therein), all payments due and outstanding shall bear interest at the rate of 1 1/2% per month until such payment is made.

8. Notices. Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Employer or to Executive at their last known addresses.

9. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington.

10. Waiver/Amendment. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

11. Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid or unenforceable, the remaining provisions shall continue to be fully effective. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

12. Entire Agreement. This Agreement represents the entire employment agreement between the parties regarding the subject matter hereof and together with Employer’s employee handbook governs the terms of Executive’s employment. Where there is a conflict between this Agreement and the employee handbook, the terms of this Agreement shall govern. This Agreement supersedes any other prior oral or written employment agreement between the parties on the subject matter hereof. This Agreement does not supersede any incentive compensation agreement (including stock option agreements) entered into separately by the parties to this Agreement.

13. Assignment. Executive shall not assign or transfer any of Executive’s rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of its duties under the terms of this Agreement. Upon Executive’s death, Executive’s rights under this agreement shall inure to Executive’s heirs, executors, administrators or assigns. The rights and obligations of Employer under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of Employer, regardless of the manner in which the successors or assigns succeed to the interests or assets of Employer. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Employer, by any merger, consolidation or acquisition where Employer is not the surviving corporation, by any transfer of all or substantially all of Employer’s assets, or by any other change in Employer’s structure or the manner in which Employer’s business or assets are held. Executive’s employment shall not be deemed terminated upon the occurrence of one of the foregoing events. In the event of any merger, consolidation or transfer of assets, this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or the corporation to which the assets are transferred.

14. Survival. If any benefits provided to Executive under this Agreement are still owed or claims under the Agreement are still pending, at the time of termination of this Agreement, this Agreement shall continue in force with respect to those obligations or claims, until such benefits are paid in full or claims are resolved in full. The Restrictive Covenants and dispute resolution provisions of this Agreement shall survive after termination of this Agreement, and shall be enforceable regardless of any claim Executive may have against Employer.

15. ADVICE OF COUNSEL. Executive acknowledges that, in executing this Agreement, Executive has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party be reason of the drafting or preparation hereof.

IN WITNESS WHEREOF, the parties have signed this Agreement effective on the day and year first above written.

EXECUTIVE:

/S/ Lynda Larrabee
Lynda Larrabee

COWLITZ BANCORPORATION

By:	/S/ Richard J. Fitzpatrick
Richard J. Fitzpatrick, President and CEO

COWLITZ BANK

By:	/S/ Richard J. Fitzpatrick
Richard J. Fitzpatrick, President and CEO

ADDENDUM A

Example of Change in Control Payment

If a change in control had been announced or occurred prior to December 31, 2007 and termination occurred as of December 31, 2007 Executive would have received the following, subject to 280G cutback, if any, in the form of a lump sum payment:

$82,572 (highest annual base salary in two years (2007))

$20,460 (highest annual performance bonus within past two years (2007))

Total = $103,032

[NOTE: does not include continuing insurance benefits for the Executive and dependents substantially similar to benefits received immediately prior to the Change in Control and with the same contribution rate towards the premium applicable at the Date of Termination or at the date of Change in Control, if greater, for 12 months]

Exhibit A

EMPLOYMENT SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This is a confidential agreement (this “Separation Agreement”) between you, Cowlitz Bancorporation and Cowlitz Bank (collectively, “Employer”). This Separation Agreement is dated for reference purposes _____________, 20___, which is the date we delivered this Separation Agreement to you for your consideration.

1. Termination of Employment. Your employment terminates [or was terminated] on _______________, 20___ (the “Separation Date”).

2. Payments. In exchange for your agreeing to the release of claims and other terms in this Separation Agreement, we will pay you the Change in Control Benefit or Severance Benefit, as appropriate, set forth in the Agreement between you and Employer dated ____________, 200__ (the “Change in Control Agreement”). Such provisions of the Change in Control Agreement are incorporated herein by reference. You acknowledge that we are not obligated to make these payments to you unless you comply with the material terms of the Change in Control Agreement and of this Separation Agreement.

3. COBRA Continuation Coverage. Your normal employee participation in the Bank’s group health coverage will terminate on the Separation Date and continuation of group health coverage thereafter will be made available to you and your dependents pursuant to federal law (COBRA) and, except as provided under Section 2 of the Change in Control Agreement, at your expense as provided under COBRA.

4. Termination of Benefits. Except as provided in Section 3 above, your participation in all employee benefit plans and programs ended on the Separation Date. Your rights under any pension benefit or other plans in which you may have participated will be determined in accordance with the written plan documents governing those plans.

5. Full Payment. You acknowledge having received full payment of all compensation of any kind (including wages, salary, vacation, sick leave, commissions, bonuses and incentive compensation) that you earned as a result of your employment by us.

6. No Further Compensation. Any and all agreements to pay you bonuses or other incentive compensation are terminated. You understand and agree that you have no right to receive any further payments for bonuses or other incentive compensation. We owe no further compensation or benefits of any kind, except as described in Section 2 above.

7. Release of Claims.

(a) You hereby release (i) Employer and its subsidiaries, affiliates, and benefit plans, (ii) each of Employer’s past and present shareholders, executives, directors, agents, employees, representatives, administrators, fiduciaries and attorneys, and (iii) the predecessors, successors, transferees and assigns of each of the persons and entities described in this sentence, from any and all claims of any kind, known or unknown, that arose on or before the date you signed this Separation Agreement.

(b) The claims you are releasing include, without limitation, claims of wrongful termination, claims of constructive discharge, claims arising out of employment agreements, representations or policies related to your employment, claims arising under federal, state or local laws or ordinances prohibiting discrimination or harassment or requiring accommodation on the basis of age, race, color, national origin, religion, sex, disability, marital status, sexual orientation or any other status, claims of failure to accommodate a disability or religious practice, claims for violation of public policy, claims of retaliation, claims of failure to assist you in applying for future position openings, claims of failure to hire you for future position openings, claims for wages or compensation of any kind (including overtime claims), claims of tortious interference with contract or expectancy, claims of fraud or negligent misrepresentation, claims of breach of privacy, defamation claims, claims of intentional or negligent infliction of emotional distress, claims of unfair labor practices, claims arising out of any claimed right to stock or stock options, claims for attorneys’ fees or costs, and any other claims that are based on any legal obligations that arise out of or are related to your employment relationship with us.

(c) You specifically waive any rights or claims that you may have under the Title 49 of the Revised Code of Washington, the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), and all similar federal, state and local laws.

(d) You agree not to seek any personal recovery (of money damages, injunctive relief or otherwise) for the claims you are releasing in this Separation Agreement, either through any complaint to any governmental agency or otherwise. You agree never to start any lawsuit or arbitration asserting any of the claims you are releasing in this Separation Agreement. You represent and warrant that you have not initiated any complaint, charge, lawsuit or arbitration involving any of the claims you are releasing in this Separation Agreement. Should you apply for future employment with Employer, Employer has no obligation to consider you for future employment.

(e) You represent and warrant that you have all necessary authority to enter into this Separation Agreement (including, if you are married, on behalf of your marital community) and that you have not transferred any interest in any claims to your spouse or to any third party.

(f) This Separation Agreement does not affect your rights, if any, to receive pension plan benefits, medical plan benefits, unemployment compensation benefits or workers’ compensation benefits. This Separation Agreement also does not affect your rights, if any, under agreements, bylaw provisions, insurance or otherwise, to be indemnified, defended or held harmless in connection with claims that may be asserted against you by third parties.

(g) You understand that you are releasing potentially unknown claims, and that you have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Separation Agreement, you may learn information that might have affected your decision to enter into this Separation Agreement. You assume this risk and all other risks of any mistake in entering into this Separation Agreement. You agree that this release is fairly and knowingly made.

(h) You are giving up all rights and claims of any kind, known or unknown, except for the rights specifically given to you in this Separation Agreement.

8. No Admission of Liability. Neither this Separation Agreement nor the payments made under this Separation Agreement are an admission of liability or wrongdoing by Employer.

9. Employer Materials. You represent and warrant that you have, or no later than the Separation Date will have, returned all keys, credit cards, documents and other materials that belong to us, in accordance with Section 4(g) of the Change in Control Agreement, which is incorporated herein by reference.

10. Nondisclosure Agreement. You will comply with the covenant regarding confidential information in Section 4(a) of the Change in Control Agreement, which covenant is incorporated herein by reference.

11. No Disparagement. You may not disparage Employer or Employer’s business or products, and may not encourage any third parties to sue Employer.

12. Cooperation Regarding Other Claims. If any claim is asserted by or against Employer as to which you have relevant knowledge, you will reasonably cooperate with us in the prosecution or defense of that claim, including by providing truthful information and testimony as reasonably requested by us.

13. Nonsolicitation; No interference. You will comply with Sections 4(b) and (c) of the Change in Control Agreement, incorporated herein by reference, and Employer will have the right to enforce those provisions under the terms of Section 4(d) of the Change in Control Agreement, incorporated herein by reference. After the restrictive periods in Section 4(b) and 4(c) of the Change in Control Agreement, you will not, apart from good faith competition, interfere with Employer’s relationships with customers, employees, vendors, or others.

14. Independent Legal Counsel. You are advised and encouraged to consult with an attorney before signing this Separation Agreement. You acknowledge that you have had an adequate opportunity to do so.

15. Consideration Period. You have 21 days from the date this Separation Agreement is given to you to consider this Separation Agreement before signing it. You may use as much or as little of this 21-day period as you wish before signing. If you do not sign and return this Separation Agreement within this 21-day period, you will not be eligible to receive the benefits described in this Separation Agreement.

16. Revocation Period and Effective Date. You have 7 calendar days after signing this Separation Agreement to revoke it. To revoke this Separation Agreement after signing it, you must deliver a written notice of revocation to Employer’s President before the 7-day period expires. This Separation Agreement shall not become effective until the 8th calendar day after you sign it. If you revoke this Separation Agreement it will not become effective or enforceable and you will not be entitled to the benefits described in this Separation Agreement.

17. Governing Law. This Separation Agreement is governed by the laws of the State of Washington that apply to contracts executed and to be performed entirely within the State of Washington.

18. Dispute Resolution.

(a) Arbitration. Any dispute arising under this agreement shall be settled by final, binding, private arbitration in Cowlitz County, Washington, unless the arbitrator is unwilling to travel to Cowlitz County, in which case the arbitration will be held in Seattle, Washington. This includes disputes about the meaning of the agreement and performance under the agreement. The arbitration will be conducted by Judicial Dispute Resolution LLC with the arbitrator appointed and the arbitration conducted in accordance with Judicial Dispute Resolution rules and procedures. The arbitrator will have full authority to determine all issues, including arbitrability. The arbitrator’s award may be reduced to final judgment in Cowlitz County Superior Court. Each party shall bear its own costs in connection with the arbitration and shall share equally the fees and expenses of the arbitrator, except that the arbitrator may award the prevailing party fees and costs. Notwithstanding the foregoing, an aggrieved party may seek a temporary restraining order or preliminary injunction in Cowlitz County Superior Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

(b) Expenses/Attorneys’ Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including but not limited to, attorneys’ fees, filing and service fees, witness fees and arbitrator’s fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “prevailing party” and the amount of costs and expenses to be awarded.

19. Saving Provision. If any part of this Separation Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Separation Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

20. Final and Complete Agreement. Except for the Change in Control Agreement to the extent it is expressly incorporated herein by reference, this Separation Agreement is the final and complete expression of all agreements between us on all subjects and supersedes and replaces all prior discussions, representations, agreements, policies and practices. You acknowledge you are not signing this Separation Agreement relying on anything not set out herein.

COWLITZ BANCORPORATION	COWLITZ BANK

By:	By:

Title:	Title:

I, the undersigned, having been advised to consult with an attorney, hereby agree to be bound by this Separation Agreement and confirm that I have read and understood each part of it.

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